Exhibit 99.1
ROIC calculation GAAP to non-GAAP reconciliation (dollars in millions):

	Fiscal year ended
	October 3,	September 27,	September 29,
	2009	2008	2007
Operating income	$53.1	$102.8	$79.4
Plus unusual charges (restructuring and/or impairment)	8.5	2.1	1.8

Operating income (excluding unusual charges)	61.6	104.9	81.2
Tax rate (excluding unusual charges)	2.9%	18.0%	22.0%

Operating income (tax effected)	$59.9	$86.1	$63.4

Average invested capital	$453.6	$428.7	$360.3

ROIC	13.2%	20.1%	17.6%

Average Invested Capital

	Actual	Actual	Actual	Actual	Actual	Average invested
	10/3/09	7/4/2009	4/4/2009	1/3/2009	9/27/2008	capital
Equity	$527.4	$508.3	$494.0	$485.7	$473.9
Plus:
Debt — current	16.9	17.0	16.9	17.0	16.7
Debt — non-current	133.9	138.3	141.4	145.5	154.5
Less:
Cash and cash equivalents	(258.4)	(215.5)	(201.3)	(178.4)	(166.0)

	$419.8	$448.1	$451.0	$469.8	$479.1	$453.6

	Actual	Actual	Actual	Actual	Actual	Average invested
	9/27/2008	6/28/2008	3/29/2008	12/29/2007	9/29/07	capital
Equity	$473.9	$472.8	$531.2	$604.8	$573.3
Plus:
Debt — current	16.7	1.6	1.6	1.8	1.7
Debt — non-current	154.5	174.1	24.5	24.7	25.1
Less:
Cash and cash equivalents	(166.0)	(206.5)	(144.2)	(158.5)	(154.1)
Short-term investments	—	—	—	(54.5)	(55.0)

	$479.1	$442.0	$413.1	$418.3	$391.0	$428.7

	Actual	Actual	Actual	Actual	Actual	Average invested
	9/29/07	6/30/2007	3/31/2007	12/30/2006	9/30/2006	capital
Equity	573.3	540.4	518.0	503.5	481.6
Plus:
Debt — current	1.7	1.7	1.6	1.0	1.0
Debt — non-current	25.1	25.5	25.6	25.7	25.7
Less:
Cash and cash equivalents	(154.1)	(145.2)	(132.7)	(132.9)	(164.9)
Short-term investments	(55.0)	(45.0)	(45.0)	(45.0)	(30.0)

	$391.0	$377.4	$367.5	$352.3	$313.4	$360.3